RAIT Investment Trust Announces Third Quarter 2004 Earnings and Declaration of Preferred Dividends

PHILADELPHIA, PA — November 1, 2004 — RAIT Investment Trust (“RAIT”) (NYSE: RAS)

Third Quarter Highlights

•	Net income available to common shareholders increased 25.3% over three months ended September 30, 2003

•	Total revenues for the three months ended September 30, 2004 increased 22.2% over three months ended September 30, 2003

RAIT reported net income available to common shareholders for the three months ended September 30, 2004 of $16.2 million, or net income per common share diluted of $0.63 based on 25.7 million weighted average common shares diluted, as compared to net income available to common shareholders of $12.9 million, or net income per common share diluted of $0.62 based on 21.0 million weighted average common shares diluted, for the three months ended September 30, 2003. Total revenues for the three months ended September 30, 2004 were $25.9 million as compared to $21.2 million for the three months ended September 30, 2003.

RAIT reported net income available to common shareholders for the nine months ended September 30, 2004 of $44.7 million, or net income per common share diluted of $1.84 based on 24.2 million weighted average common shares diluted, as compared to net income available to common shareholders of $33.7 million, or net income per common share diluted of $1.63 based on 20.7 million weighted average common shares diluted, for the nine months ended September 30, 2003. Total revenues for the nine months ended September 30, 2004 were $74.5 million as compared to $57.1 million for the nine months ended September 30, 2003.

Balance Sheet Summary
As of September 30, 2004, RAIT’s total assets were $681.6 million (including $469.4 million of investments in real estate loans and $156.6 million of investments in real estate). As of December 31, 2003, RAIT’s total assets were $534.6 million (including $344.5 million of investments in real estate loans and $137.5 million of investments in real estate). As of September 30, 2004, RAIT’s indebtedness secured by real estate was $116.0 million, and there was a $41.5 million aggregate balance outstanding under RAIT’s secured lines of credit. As of December 31, 2003, RAIT’s indebtedness secured by real estate was $131.1 million and the aggregate amount outstanding under RAIT’s secured lines of credit totaled $23.9 million. RAIT’s total shareholders’ equity was $485.5 million at September 30, 2004 and $363.4 million at December 31, 2003. Total common shares outstanding were 25,529,342 at September 30, 2004 and 23,207,298 at December 31, 2003.

Dividend Summary
On October 15, 2004, RAIT paid a third quarter dividend of $0.60 per common share to shareholders of record on September 27, 2004. Including this third quarter dividend, RAIT has declared a regular quarterly cash dividend of at least $0.51 per common share during each of the past twenty-five quarters. On September 30, 2004, RAIT paid a third quarter dividend of $0.484375 per preferred share relating to RAIT’s 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest to shareholders of record on September 1, 2004.

Preferred Dividend Declaration
On October 26, 2004, the Board of Trustees of RAIT Investment Trust declared a fourth quarter 2004 cash dividend of $0.484375 per share on RAIT’s 7.75% Series A Cumulative Redeemable Preferred Shares and a prorated quarterly dividend of $0.4952957 per share on RAIT’s 8.375% Series B Cumulative Redeemable Preferred Shares. The dividends will be paid on December 31, 2004 to holders of record on December 1, 2004.

Conference Call Webcast
Interested parties can access the LIVE webcast of RAIT’s Quarterly Earnings Conference Call at 11:00 AM Eastern on Wednesday, November 3, 2004 by clicking on the Webcast link on RAIT’s homepage at www.raitinvestmenttrust.com. The webcast will be archived on the RAIT website for four weeks and can be accessed telephonically until midnight on Wednesday, November 10, 2004, by dialing 1-888-203-1112, access code 178683.

About RAIT Investment Trust
RAIT Investment Trust (NYSE:RAS), a real estate investment trust, is a specialty finance company focused on the commercial real estate industry. RAIT provides structured financing to owners of real estate, including senior and mezzanine lending and preferred equity investments. RAIT also acquires real estate for its own account. For more information, please visit www.raitinvestmenttrust.com or call Investor Relations at 215-861-7900. If you would like to be added to RAIT’s distribution list to receive news, updates and announcements, please visit www.raitinvestmenttrust.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding RAIT Investment Trust’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward looking statement, see RAIT’s filings with the Securities and Exchange Commission, including Registration Statement No. 333-103618 under the section entitled “Risk Factors” and the Form 10-K for the year ended December 31, 2003. RAIT does not undertake to update forward-looking statements in this press release or with respect to matters described herein.

RAIT Investment Trust Contact
Andres Viroslav
215-861-7923
aviroslav@raitinvestmenttrust.com

RAIT INVESTMENT TRUST

and Subsidiaries

Consolidated Statements of Income
(Unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,

	2004	2003	2004	2003

REVENUES
Interest income	$15,064,880	$10,608,732	$43,524,748	$27,628,526
Rental income	7,426,344	6,114,316	20,134,696	18,386,731
Fee income and other	2,157,903	1,892,902	5,224,530	3,368,510
Investment income	1,240,616	2,570,296	3,196,003	5,375,851
Gain on sale of property interest	-	—	2,402,639	2,372,220

Total revenues	25,889,743	21,186,246	74,482,616	57,131,838
COSTS AND EXPENSES
Interest	2,266,206	2,442,796	7,325,645	6,353,229
Property operating expenses	3,562,837	3,340,562	10,012,557	9,929,558
Salaries and related benefits	927,537	940,341	3,473,951	2,562,669
General and administrative	736,301	636,146	3,463,995	1,964,090
Depreciation and amortization	853,628	862,626	2,714,428	2,666,815

Total costs and expenses	8,346,509	8,222,471	26,990,576	23,476,361

Net income before minority interest	17,543,234	12,963,775	47,492,040	33,655,477
Minority interest	554	(28,586)	(17,674)	28,120

Net income	$17,543,788	$12,935,189	$47,474,366	$33,683,597

Preferred dividends	1,336,875	-	2,823,750	-

Net income available to common shareholders	$16,206,913	$12,935,189	$44,650,616	$33,683,597

Net income per common share – basic	$0.64	$0.62	$1.86	$1.64
Weighted average common shares – basic	25,506,847	20,851,897	24,020,131	20,559,643

Net income per common share – diluted	$0.63	$0.62	$1.84	$1.63
Weighted average common shares – diluted	25,691,118	21,024,121	24,202,533	20,718,964